Translation

Statement about Funds to DongYing Pharmaceutical Co. LTD.
From Jiangsu Province Nantong Economic and technology development zone administration

August 21, 2008

According to the "Agreement on building factory in the development zone" signed in March 29, 2004, Jiangsu Province Nantong Economic and technology development zone administration (NETD) agreed to support RMB 20,000,000yuan for Dongying Pharmaceutical Co. LTD. (DPC) through building the factories and affiliated equipments and purchasing the equipments. Dongying Pharmaceutical Co. LTD. shall return the supporting fund to the NETD after 3 years from the date of each fraction of the funds used. The Jiangsu Province Nantong Economic and technology development zone administration may transfer the supporting fund-20,000,000 yuan to share rights in the company.

Considering the funds shortage of NETD, we decided to waive the right to transfer the supporting fund-20,000,000 yuan to share rights in the DPC. We also agreed with DPC's arrangement to repay back the funds by the end of 2008.

Jiangsu Province Nantong Economic and technology development zone administration (Stamp)